UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2008

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2603 Main Street, Suite 1155, Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 235-8062

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 10, 2008, BioLargo, Inc. (the “Company”) and Joseph L. Provenzano entered into an employment agreement (the “Provenzano Employment Agreement”), pursuant to which Mr. Provenzano has agreed to serve as Vice President of Operations effective January 1, 2008, in addition to continuing to serve as Corporate Secretary. The Provenzano Employment Agreement replaces a previous employment agreement dated March 1, 2003 between the Company and Mr. Provenzano.

The Provenzano Employment Agreements provides that Mr. Provenzano will receive base compensation of $79,200 annually (with automatic 10% annual increases). Mr. Provenzano is also entitled to reimbursement for authorized expenses he incurs in the course of his employment. In addition, Mr. Provenzano is eligible to receive discretionary bonuses, participate in benefits made generally available to employees of the Company and receive grants under the Company’s 2007 Equity Incentive Plan.

The initial term of the Provenzano Employment Agreement is one year and is automatically renewable for additional one-year periods unless the Company has given at least 90 days’ notice of non-renewal. The Provenzano Employment Agreement also contains additional provisions typical of an agreement of this nature.

In connection with the execution of the Provenzano Employment Agreement, Mr. Provenzano also executed a non-disclosure agreement requiring him to keep certain Company information confidential, assigning creations and inventions during the term of his employment to the Company and prohibiting him from soliciting business during the term of his employment and for a period of time thereafter.

Also on January 10, 2008, the Company entered into consulting agreements with each of Jeffrey C. Wallace (the “Wallace Consulting Agreement”) and Robert J. Szolomayer (individually the “Szolomayer Consulting Agreement” and collectively with the Wallace Consulting Agreement, the “Consulting Agreements”). Pursuant to the Wallace Consulting Agreement, Mr. Wallace has agreed to serve as the Company’s Director of Sales and Marketing effective January 1, 2008, and pursuant to the Szolomayer Consulting Agreement, Mr. Szolomayer has agreed to serve as the Company’s Director of Corporate Development effective January 1, 2008.

Other than referring to respective titles, the terms of the Consulting Agreements are identical. The Consulting Agreements provide that each of Messrs. Wallace and Szolomayer will receive (i) base compensation of $90,000 annually, (ii) a share of a commission pool (the “Commission Pool”) to be established by the Company with respect to revenue it receives from third-parties evaluating, developing or licensing the Company’s BioLargo technology; and (iii) a stock purchase option (the “Option”). Each of Messrs. Wallace and Szolomayer is also entitled to reimbursement for authorized expenses he incurs in the course of his consultancy.

The Commission Pool shall consist of an amount of money equal to a percentage of net licensing revenue (as defined in each Consulting Agreement), in the following amounts:

•	not less than 4% nor more than 7% of the Net Licensing Revenue actually and indefeasibly received by BioLargo in the first 12 months of the License Agreement Period for such License Agreement;

•	not less than 3% nor more than 5% of the Net Licensing Revenue actually and indefeasibly received by BioLargo in the second 12 months of the License Agreement Period for such License Agreement;

•	not less than 1% nor more than 3% of the Net Licensing Revenue actually and indefeasibly received by BioLargo in the third 12 months of the License Agreement Period for such License Agreement; and

•

not less than 0.75% nor more than 2% of the Net Licensing Revenue actually and indefeasibly received by BioLargo in the fourth 12 months and for each 12 month period thereafter, of the License Agreement Period for such License Agreement.

Each of Messrs. Wallace and Szolomayer shall be entitled to one-half (1/2) of the above-stated minimum amounts included in the Commission Pool during each calendar year during the term of the Consulting Agreements. Any and all of amounts in the Commission Pool which the Company may, in its sole and absolute discretion, contribute in excess of such above-stated minimum amounts up to the above-stated maximum amounts shall be paid to such persons, including either or both of Messrs. Wallace and Szolomayer, and in such amounts as the Company shall determine in its sole and absolutely discretion.

Pursuant to the Consulting Agreements, each of Messrs. Wallace and Szolomayer received an Option to purchase 1,200,000 shares of the Company’s common stock at $0.99 per share. Each Option is exercisable for five years, and vests in four equal installments commencing on the date of the respective Consulting Agreement and continuing on each of December 31, 2008, December 31, 2009 and December 31, 2010 (each, an “Option Vesting Date”); provided that no additional portion of each Option shall vest if Mr. Wallace or Mr. Szolomayer, as the case may be, is not providing services to the Company under his Consulting Agreement as of such Option Vesting Date.

The initial term of each of the Consulting Agreements is four years. Each of the Consulting Agreements also contains additional provisions typical of an agreement of this nature.

In connection with the execution of his respective Consulting Agreement, each of Messrs. Wallace and Szolomayer also executed a non-disclosure agreement requiring him to keep certain Company information confidential, assigning creations and inventions during the term of his consultancy to the Company and prohibiting him from soliciting business during the term of his consultancy and for a period of time thereafter.

Item 9.01	Financial Statements and Exhibits

Exhibits

†10.1	Employment Agreement dated as of January 1, 2008 between BioLargo, Inc. and Joseph L. Provenzano

10.2	Consulting Agreement dated as of January 1, 2008 between BioLargo, Inc. and Jeffrey C. Wallace

10.3	Consulting Agreement dated as of January 1, 2008 between BioLargo, Inc. and Robert C. Szolomayer

†	Management contract or compensatory plan, contract or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2008	BIOLARGO, INC.

	By:	/s/ Dennis Calvert
Dennis Calvert
Chief Executive Officer